Exhibit 10.1

Retirement Agreement

This Retirement Agreement (“Agreement”) is by and between Compass Minerals International, Inc. (“the Company”), by and on behalf of itself and the Company Affiliates (as defined herein), and Angelo C. Brisimitzakis (“You”) (collectively the “parties”). This Retirement Agreement shall become effective as of the date You sign it, except as otherwise provided herein.

Whereas, You are currently employed by the Company as President and Chief Executive Officer pursuant to an Employment Agreement dated May 11, 2006, as amended by an Amendment to Employment Agreement dated December 19, 2008 (“Employment Agreement”); and

Whereas, the parties agree You will retire from the Company, effective December 28, 2012 (“Retirement Date”);

Now, therefore, in consideration of the promises, agreements, and releases in this Agreement, the adequacy and sufficiency of which the parties hereby expressly acknowledge, the parties agree as follows:

1.           The Company agrees:

a.             You shall receive the following through the Retirement Date: Your Base Salary, Your benefits earned (including those under all qualified and nonqualified compensation and benefit plans and programs in which You currently participate), and reimbursement of Your business expenses properly incurred. In addition, You will be eligible to receive Your 2012 performance based incentive compensation, subject to attainment of applicable performance objectives to earn such compensation and as otherwise provided herein. In addition, You shall be eligible to participate in all benefit and other plans as if Your employment had continued through December 31, 2012, or through the applicable date of payment, as the case may be.

b.             Provided You execute and do not revoke a Company-approved Final Release and Waiver of Claims on or before the Retirement Date:

(i)            The Company and/or one of the Company Affiliates (as defined herein) will on the first payroll payment date of the Company after June 30, 2013 (but subject to ¶ 2.d. of this Agreement) provide You with a lump sum payment in the amount of $1,648,000.00, which amount represents 2 times Your highest Annual Base Salary rate during the 12 month period immediately preceding the Retirement Date.

(ii)           The Company and/or one of the Company Affiliates (as defined herein) will reimburse You for up to 18 months of any premium payments You make for any COBRA coverage You elect for the first 18 months following the Retirement Date, if any.

(iii)          Your unvested Restricted Stock Units (according to the Company’s records, 29,580 Units) and Stock Options (according to the Company’s records, 62,954 Options) will vest on the Retirement Date.

(iv)          You may exercise Your vested Stock Options, including but not limited to those referenced in ¶ 1.b.(iii) of this Agreement, on or before June 30, 2014 or on or before the normal expiration date of such Options, whichever occurs first.

(v)           Regarding Your Performance Based Units (according to the Company’s records, 15,638 Units), the Company will allow You to continue to earn/vest into those Units according to the Performance Based Restricted Stock Unit Award Agreement (including the provisions regarding payment after a Change of Control of the Company) as if Your employment continued through the date of earning/vesting of any such Unit.

2.             You agree:

a.             In connection with Your retirement as President and Chief Executive Officer, You will resign Your position as a Director of the Company and of any of the Company Affiliates (as defined herein), effective on the Retirement Date.

b.            To the maximum extent permitted by law and without exception, You through your signature on this Agreement release and waive any and all claims, demands, or causes of action (collectively “claims”) known or unknown, suspected or unsuspected, that, as of the date You sign this Agreement, You have or could have against the Company and/or any or all of its current and/or former affiliated, related, or subsidiary corporations or entities, current and/or former directors, current and/or former officers, current and/or former fiduciaries, current and/or former employees, current and/or former agents, current and/or former successors, current and/or former assigns (collectively herein “the Company Affiliates”), all to the maximum extent permitted by law and without reservation, including but not limited to any and all claims related to the conclusion of Your employment with the Company.

c.             The claims released and waived under this Agreement include, but are not limited to, any and all claims You and/or anyone acting on Your behalf hold or own or have at any time before the date You sign this Agreement held or owned against the Company and/or the Company Affiliates, including but not limited to, to the maximum extent permitted by law, claims under any federal and/or state Constitution; claims under any federal, state, and/or local common law, including but not limited to claims sounding in tort and/or contract; claims under any federal, state, and/or local public policy; claims under any federal, state, and/or local statute, regulation, ordinance, or other legislative or administrative enactment, including but not limited the Employee Retirement Income Security Act, the Family and Medical Leave Act, and any state wage payment act (including but not limited to the Missouri Wage Payment Act and/or the Kansas Wage Payment Act); claims for workers’ compensation retaliation and/or discrimination; claims for discrimination (including harassment) and/or retaliation under any federal, state, and/or local law, including but not limited to 42 U.S.C. § 1981, Title VII of the Civil

Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Rehabilitation Act, the Genetic Information Nondiscrimination Act, the Missouri Human Rights Act, the Kansas Act Against Discrimination, the Kansas Age Discrimination in Employment Act, and/or any other federal, state, and/or local statute, regulation, ordinance, or other legislative or administrative enactment; and claims under any practice and/or policy of the Company, including but not limited to any bonus, health, stock option, retirement, and/or benefit plan of the Company and/or any of the Company Affiliates.

Note 1:  The foregoing Release does not include any claims that You cannot release or waive by law, including but not limited to the right to file a charge with or participate in an investigation conducted by certain government agencies. However, You are releasing and waiving any right to any monetary recovery should any government agency (such as the Equal Employment Opportunity Commission) pursue any claims on Your behalf.

Note 2:  Nothing in the foregoing Release is intended to limit or restrict (a) Your right to challenge the validity of this Agreement as to claims and rights asserted under the Age Discrimination in Employment Act or (b) Your right to enforce this Agreement.

d.             The Company advised You/hereby advises You to consult with independent legal counsel regarding the tax treatment of any payments or benefits under this Agreement. In addition, neither the Company nor its Directors, officers, employees, or advisors has made any representations or warranties to You regarding the tax treatment of any payments or benefits under this Agreement, and none of them shall be liable for any taxes, interest, penalties, or other amounts owed by You; provided, however, that ¶ 14.j. of Your Employment Agreement shall continue to apply to all compensation payable under this Agreement. Finally, any consideration provided under this Agreement shall be subject to any and all applicable deductions and withholdings and shall be reported by the Company on a form W-2 or 1099, as appropriate.

e.             You agree You remain bound by the Confidentiality Agreement You signed during Your employment with the Company (attached hereto as Exhibit 1).

f.             You shall (i) through the Retirement Date and thereafter provide reasonable cooperation to the Company at the Company’s expense in winding up Your work for the Company and transfer that work to individuals as designated by the Company and (ii) reasonably cooperate with the Company in any investigation or litigation/future investigation or litigation as requested by the Company.

g.             You hereby reiterate Your agreement to the provisions of the Restrictive Covenant Agreement You signed with the Company (attached hereto as Exhibit 2), including but not limited to the following:

(i)            For 2 years after the Retirement Date, You will not directly or indirectly, whether for Your benefit or for the benefit of a third party, recruit, solicit, or induce, or attempt to recruit, solicit, or induce:  (1) anyone employed by the Company to terminate employment with, or otherwise cease a relationship with, the Company; or (2) anyone employed by the Company at any time during the immediately preceding 12 months to provide services of any kind to a competitor of the Company. You further agree that, in the event any individual within the groups defined by (1) and (2) of this ¶ 2.g.(i) approaches You about providing services to a competitor of the Company, You shall reject such approach and not hire/otherwise engage/supervise such individual.

(ii) For 2 years after the Retirement Date, You will not directly or indirectly solicit, divert, or take away, or attempt to solicit, divert, or take away, the business or patronage of any of the clients, customers, or accounts, or prospective clients, customers, or accounts, of the Company. You further agree You will not, for the period specified in this ¶ 2.g.(ii), do business in any way with any entity covered by this ¶ 2gj.(ii).

(iii) For 2 years after the Retirement Date, You will not directly or indirectly compete with the business of the Company (which is (a) the production and marketing of salt, sulfate of potash, and magnesium chloride and (b) records retention). This agreement not to compete means You will not, among other things, whether as an employee, independent contractor, consultant, owner, officer, director, stockholder, partner, or in any other capacity (1) be affiliated with any business competitive with the Company; (2) solicit orders for any product or service that is competitive with the products or services provided by the Company; or (3) accept employment with a business that sells or buys products or services competitive with the products or services of the Company.

Note:  This ¶ 2.g. is intended only to restate the obligations to which You agreed in the Restrictive Covenant Agreement attached hereto as Exhibit 2. Accordingly, any conflict between this ¶ 2.g. and the Restrictive Covenant Agreement shall be resolved according the terms of the Restrictive Covenant Agreement and the intent of that Restrictive Covenant Agreement.

h.             You will not disparage in any way or make negative comments of any sort about the Company or any of the Company Affiliates, their customers, and/or their vendors, whether orally or in writing and whether to a third party or to an employee of the Company and/or the Company Affiliates. Similarly, the senior officers and members of the Board of Directors of the Company will not disparage in any way or make negative comments of any sort about You or Your employment with the Company, whether orally or in writing and whether to a third party or to an employee of the Company and/or the Company Affiliates.

i.              You will return to the Company on or before the Retirement Date any business records or documents relating to any activity of the Company and/or any of the Company Affiliates, including but not limited to files, records, documents, plans, drawings, specifications, equipment, software, pictures, and videotapes, whether prepared by You or not.

j.           You agree that You are not entitled under any other agreement with the Company to receive any consideration other than or in addition to that which You are receiving under this Agreement.

k.           Regarding the Age Discrimination in Employment Act waiver referenced in ¶ 2.c., You agree:

(i)            You received the Agreement containing that waiver on September 26, 2012.

(ii)           You have 21 calendar days after the date You received the Agreement containing that waiver to execute it (although though You may execute it sooner if You wish).

(iii)          You have been advised/are hereby advised to consult with independent legal counsel before signing the Agreement containing that waiver.

(iv)          You may revoke the Age Discrimination in Employment Act waiver within 7 calendar days after You sign the Agreement containing it by returning written revocation in that time to the Company (c/o Jeffrey D. Hanslick, Husch Blackwell LLP, 4801 Main Street, Suite 1000, Kansas City, MO 54112) via certified mail, in the event of which the rest of this Agreement shall remain valid and enforceable, except as otherwise provided herein.

(v)           The Age Discrimination in Employment Act waiver is effective and enforceable on the 8th calendar day following the date You sign the Agreement, provided You do not earlier revoke the waiver as provided in this paragraph.

Note: If You revoke the Age Discrimination in Employment Act waiver, then You will not be eligible to receive Your 2012 performance based incentive compensation, unless You execute and do not revoke a Company-approved Final Release and Waiver of Claims on or before the Retirement Date.

l.              You have read this Agreement, understand its terms, and sign it voluntarily of Your own free will and upon advice of independent legal counsel (at Your option), without coercion or duress, and with full understanding of its significance and binding effect.

3.           In addition to the foregoing, the parties agree:

a.             Neither the existence of this Agreement nor anything in this Agreement shall constitute an admission of any liability on the part of You, the Company, or any of the Company Affiliates, the existence of which liability the parties expressly deny.

b.             Except as provided herein, this Agreement contains the entire agreement between You and the Company with respect to the matters contemplated hereby, and no modification or waiver of any provision of this Agreement will be valid unless in writing and signed by You and the Company; provided, however, that except as specifically modified by this Agreement, the provisions of Your Employment Agreement and Change in Control Severance Agreement shall remain in full force and effect through the Retirement Date and/or as otherwise provided in those Agreements after the Retirement Date.

c.             This Agreement shall be construed in accordance with the laws of the State of Kansas. Any and all legal proceedings related to this Agreement, other than those to enforce the Confidentiality Agreement attached as Exhibit 1 or the Restrictive Covenant Agreement attached as Exhibit 2, shall be resolved in accordance with the procedure set forth in ¶ 12 of the Employment Agreement.

d.             This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute together one and the same Agreement.

e.             They are not relying on any representation of any other party not contained herein and that, in the event of any dispute concerning this Agreement, the parties shall be considered joint authors and no provision shall be interpreted against any party because of alleged authorship.

f.              This Agreement is binding on and inures to the benefit of the Company’s successors and assigns and Your heirs and assigns, and the Company may assign this Agreement, including, but not limited to, the prohibitions in paragraph 2.g. and the separate agreements attached hereto as Exhibits 1 and 2.

g.             This Agreement shall not be strictly construed by or against either party, it being the parties’ intent that this Agreement shall be interpreted as reasonable and so as to enforce the parties’ intent and to preserve this Agreement’s purpose.

IN WITNESS WHEREOF, the parties execute this Agreement on the day and year indicated below.

Date:	10/1/12	/s/ Angelo C Brisimitzakis
Angelo C. Brisimitzakis

`		On Behalf of the Company:

Date:	10/1/12	By:	/s/ Bradley J. Bell

		Title:	Chairman, Compensation Committee

Exhibit 1

CONFIDENTIALITY AND ASSIGNMENT OF INVENTION AGREEMENT

This CONFIDENTIALITY AND ASSIGNMENT OF INVENTION AGREEMENT (“Agreement”) is by and between Angelo C. Brisimitzakis (“Employee”) and Compass Minerals International, Inc., by and on behalf of itself and any parent companies, successor companies, affiliated companies, and assigns (hereinafter referred to collectively as “Company”).

Confidentiality

For purposes of this Agreement, “Confidential Information” includes all information and know-how, whether or not in writing and in whatever form (including electronic, e-mail, and/or disk form), concerning Company or its clients or the business or financial affairs of Company or of its clients.  By way of illustration, but not limitation, Confidential Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, financial data, personnel data, computer programs, and clients, referral sources, and supplier lists.

During Employee’s employment with Company and thereafter, Employee shall not -- without prior written consent of Company -- disclose or otherwise disseminate any Confidential Information to third parties or use Confidential Information for any purpose other than carrying out the terms of Employee’s engagement by Company.

Other than in the ordinary course of Company’s business, Employee shall not -- without prior written consent of Company -- directly or indirectly copy, take, or remove from Company’s premises any Confidential Information in any form (including electronic, e-mail, and/or disk form)

At the request of Company or upon the termination of Employee’s employment with Company for any reason, Employee shall immediately return and surrender to Company originals and all copies (including e-mails) of any Company property, including but not limited to any Confidential Information.

Assignment of Inventions

Employee hereby assigns to Company all right, title, and interest Employee may have in any invention, writing, idea, discovery, or improvement (including any copyrights) made or conceived by Employee relating to, arising out of, emanating from, or discovered in connection with the work performed by Employee as an employee of Company or through utilization of Company owned equipment.  Employee agrees to cooperate with Company in obtaining U.S. and Foreign Letters Patent or other appropriate intellectual property protections for any such invention, discovery, or improvement at Company’s expense, and will execute any appropriate instruments of assignment, patent or copyright registration applications, or other documents at the request of Company.  Employee also agrees to report in writing the details of every such invention, writing, idea, discovery, or improvement (whether patentable or not).

General Provisions

Notwithstanding any authority to the contrary:  (1) Kansas law shall govern interpretation/enforcement of this Agreement; (2) any action to enforce this Agreement shall be initiated and proceed in the state/federal courts in the State of Kansas; (3) Company shall have the right to injunctive relief to restrain or enjoin any actual or threatened breach of the provisions of this Agreement; (4) in the event of any actual or threatened breach, Company shall, to the maximum extent allowed, have the right to suspend bonus payments, benefits, and/or any exercise of stock options; and (5) if Company prevails in a legal proceeding to enforce this Agreement, then Company shall be entitled to recover its costs and fees incurred, including its attorney’s fees, expert witness fees, and out-of-pocket costs, in addition to any other relief it may be granted.

The terms of this Agreement are severable.  The obligations in this Agreement survive the termination, for any reason whatsoever, of Employee’s employment with Company (regardless of who initiates such termination).  The obligations in this Agreement also survive the promotion, transfer, demotion, and/or other change to the terms/conditions of Employee’s employment, regardless of reason, and shall thereafter remain in full force and effect.

5/11/06	/s/ Angelo C. Brisimitzakis
Date	Employee Signature

Angelo C. Brisimitzakis
Print Name

Exhibit 2

RESTRICTIVE COVENANT AGREEMENT

This RESTRICTIVE COVENANT AGREEMENT ("Agreement") is by and between Angelo C. Brisimitzakis ("Executive") and Compass Minerals International, Inc. by and on behalf of itself and any parent companies, successor companies, affiliated companies, and assigns (hereinafter referred to collectively as "Company").

In consideration of the employment/continued employment of Executive by Company and as a condition of Executive's eligibility for a Change In Control Severance Agreement, Executive agrees as follows.

1.	NON-SOLICITATION AGREEMENT.

a. ACKNOWLEDGMENTS. Executive acknowledges Company's confidential/trade secret information and relationships with its customers, clients, employees, and other business associations are among Company's most important assets. Executive further acknowledges that, in his employment with Company, he will have access to such information/relationships and be responsible for developing and maintaining such information/relationships.

b. NON-SOLICITATION OF EMPLOYEES. Executive agrees that, during Executive's employment with Company and for 2 years after termination of Executive's employment with Company for any reason (regardless of who initiates such termination), Executive will not directly or indirectly, whether for Executive's benefit or for the benefit of a third party, recruit, solicit, or induce, or attempt to recruit, solicit, or induce: (1) anyone employed by Company to terminate employment with, or otherwise cease a relationship with, Company; or (2) anyone employed by Company at any time during the immediately preceding 12 months to provide services of any kind to a competitor of Company. Executive further agrees that, in the event any individual within the groups defined by (1) and (2) of this paragraph 1.b. approaches Executive about providing services to a Company competitor, Executive shall reject such approach and not hire/otherwise engage/supervise such individual.

c. NON-SOLICITATION OF CUSTOMERS. Executive agrees that, during Executive's employment with Company and for 2 years after termination of Executive's employment with Company for any reason (regardless of who initiates such termination), Executive will not directly or indirectly solicit, divert, or take away, or attempt to solicit, divert, or take away, the business or patronage of any of the clients, customers, or accounts, or prospective clients, customers, or accounts, of Company. Executive further agrees he will not, for the period specified in this paragraph 1.c., do business in any way with any entity covered by this paragraph 1.c.

2.	NON-COMPETITION AGREEMENT

a. ACKNOWLEDGMENTS. Executive acknowledges Company's confidential/trade secret information and relationships with its customers, clients, employees, and other business associations are among Company's most important assets. Executive further acknowledges that, in his employment with Company, he will have access to such information/relationships and be responsible for developing and maintaining such information/relationships.

B. RESTRICTION ON COMPETITION. Executive agrees that, during

Executive's employment with Company and for 2 years after termination of Executive's employment with Company for any reason (regardless of who initiates such termination), Executive will not directly or indirectly compete with the business of Company. This agreement not to compete means Executive will not, among other things, whether as an employee, independent contractor, consultant, owner, officer, director, stockholder, partner, or in any other capacity (1) be affiliated with any business competitive with Company; (2) solicit orders for any product or service that is competitive with the products or services provided by Company; or (3) accept employment with a business that sells or buys products or services competitive with the products or services of Company.

3.	GENERAL PROVISIONS.

a. LEGAL AND EQUITABLE RELIEF. Executive specifically acknowledges and agrees that, in interpreting/enforcing this Agreement, a court should honor the parties' intent to the maximum extent possible. As such, Executive specifically acknowledges and agrees (1) the restrictions in paragraphs 1-2 are necessary for the protection of the legitimate business interests, goodwill, and Confidential Information of Company; (2) the duration and scope of the restrictions in paragraphs 1-2 are reasonable as written; (3) in any action to enforce this Agreement, Executive shall not challenge the restrictions in paragraphs 1-2 as unenforceable; (4) if a court of competent jurisdiction determines the restrictions in paragraphs 1-2 are overbroad, then such court should modify those restrictions so as to be enforceable rather than void the restrictions regardless of any law or authority to the contrary, it being the parties' intent in this Agreement to restrain unfair competition; and (5) in the event of any actual or threatened breach, Company shall, to the maximum extent allowed, have the right to suspend bonus payments, benefits, and/or any exercise of stock options. Executive further specifically acknowledges and agrees any breach of paragraphs 1-2 will cause Company substantial and irrevocable damage and, therefore, in addition to such other remedies that may be available, including the recovery of damages from Executive, Company shall have the right to injunctive relief to restrain or enjoin any actual or threatened breach of the provisions of paragraphs 1-2. Executive further specifically acknowledges and agrees that, if Company prevails in a legal proceeding to enforce this Agreement, then Company shall be entitled to recover its costs and fees incurred, including its attorney's fees, expert witness fees, and out-of-pocket costs, in addition to any other relief it may be granted.

b. SEVERABILITY. The terms and provisions of this Agreement are severable in whole or in part. If a court of competent jurisdiction determines any term or provision of this Agreement is invalid, illegal, or unenforceable, then the remaining terms and provisions shall remain in full force and effect.

c. ASSIGNMENT. Executive may not assign this Agreement. Company may assign this Agreement in its discretion, including but not limited to any parent/subsidiary company or successor in interest to the business, or part thereof, of Company.

d. GOVERNING LAW AND CONSENT TO JURISDICTION. Interpretation/enforcement of this Agreement shall be subject to and governed by the laws of the State of Kansas, irrespective of the fact that one or both of the parties now is or may become a resident of a different state and notwithstanding any authority to the contrary. Executive hereby expressly submits and consents to the exclusive personal jurisdiction and exclusive venue of the federal and state courts of competent jurisdiction in the State of Kansas, notwithstanding any authority to the contrary. Executive further agrees that, in any action to interpret/enforce this Agreement, Executive will not challenge the provisions of this paragraph 3.d.

e. NO CONFLICTING AGREEMENTS. Executive represents to Company (1) there are no restrictions, agreements, or understandings whatsoever to which Executive is a party that would prevent or make unlawful Executive's execution or performance of this Agreement or employment with Company and (2) Executive's execution of this Agreement and employment with Company does not constitute a breach of any contract, agreement, or understanding, oral or written, to which Executive is a party or by which Executive is bound.

f. DISCLOSURE OF AGREEMENT. In the event Company has reason to believe Executive has breached or may breach this Agreement, Executive agrees Company may disclose this Agreement, without risk of liability, to a current or prospective employer of Executive or other business entity.

g. SURVIVAL. The obligations contained in this Agreement shall survive the termination, for any reason whatsoever, of Executive's employment with Company (regardless of who initiates such termination) and shall thereafter remain in full force and effect as written. The obligations contained in this Agreement shall also survive the promotion, transfer, demotion, and/or other change to the terms/conditions of Executive's employment, regardless of reason, and shall thereafter remain in full force and effect as written.

h. NATURE OF AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements or understandings, if any, between the parties with respect to such matters. This Agreement may be modified or amended only by an agreement in writing signed by both parties. This is not an employment agreement. Executive's employment with Company is and shall be at will for all purposes, except as otherwise provided in Executive's Employment Agreement.

i. NO WAIVER. The failure of either party to insist on the performance of any of the terms or conditions of this Agreement, or failure to enforce any of the provisions of this Agreement, shall not be construed as a waiver or a relinquishment of any such provision. Any waiver or failure to enforce on any one occasion is effective only in that instance, and the obligations of either party with respect of any provision in this Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, Company and Executive have executed this Agreement as of the date and year first above written.

EXECUTIVE:	ON BEHALF OF COMPANY:

/s/ Angelo C. Brisimitzakis	By:	/s/ David J. D'Antoni
Angelo C. Brisimitzakis		David J. D'Antoni, Director and Chair,
Compensation Committee

Approved by the Board of Directors on the 11th day of May, 2006.